Exhibit 1


                             Joint Filing Agreement

AGREEMENT dated as of September 9, 2008, between Pinetree Capital Ltd. and Pinetree Resource Partnership (collectively, the "Parties").

Each of the Parties hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial interest in shares of common stock, $0.0001 par value per share, of Silver Reserve Corp. ("Schedule 13G") and it will file the Schedule 13G on behalf of itself.

Each of the  Parties  agrees  to be  responsible  for the  timely  filing of the
Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.


                                        PINETREE CAPITAL LTD.

                                        By:   /s/ Larry Goldberg
                                              -------------------
                                        Name: Larry Goldberg
                                        Title:Executive Vice President and Chief
                                              Financial Officer


                                        PINETREE RESOURCE PARTNERSHIP

                                        By:   /s/ Larry Goldberg
                                              ------------------
                                        Name: Larry Goldberg
                                        Title:Authorized Signing Officer


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